PRESS RELEASE                                        FOR IMMEDIATE RELEASE


                     AMSCAN ANNOUNCES ACQUISITION OF ANAGRAM

                  Elmsford, NY, August 6, 1998 - Amscan Holdings, Inc. ("Amscan") announced today that it has signed a definitive agreement to acquire metallic balloon manufacturer and distributor Anagram International, Inc. and certain related companies ("Anagram"). Under the terms of the agreement, Amscan will acquire all of the capital stock of the Anagram companies presently owned by Garry Kieves and certain related parties in a transaction valued at approximately $87 million, including the issuance of Amscan equity and the payment or assumption of certain Anagram indebtedness. Amscan is planning to finance the transaction with approximately $40 million of senior term debt, approximately $24 million of additional revolving credit borrowings, cash on hand and the issuance of approximately $13 million of equity to Anagram's existing stockholders. Amscan has received a commitment for the senior term debt financing from Goldman Sachs Credit Partners L.P. Consummation of the transaction is subject to a number of conditions, including the availability of financing and customary consents and approvals.

                  Gerald C. Rittenberg, Chief Executive Officer of Amscan, said, "This acquisition represents a unique opportunity for Amscan to leverage its distribution in the party superstores, while complementing our existing offerings of paper and plastic party goods."

                  Garry Kieves, Chief Executive Officer of Anagram, said, "The entire Anagram team is excited about partnering with Amscan and Amscan's management in building a world class party goods supply company."

                  Amscan and Anagram expect that on a stand alone basis, Anagram's revenues for calendar year 1998 will be approximately $65 to $70 million with an earnings margin (before interest, taxes, depreciation and amortization) of approximately 13%. In addition, Amscan expects to realize a number of operational synergies, of both a revenue and cost nature, from its combination with Anagram.

                  Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. Amscan's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). Amscan's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia and Europe.

                  Anagram was founded in 1977 by Garry Kieves and other members of the Kieves family and is based in a suburb of Minneapolis, Minnesota. Anagram is engaged in the production and worldwide sale of metallic balloons and other products made of synthetic materials to master distributors and mass merchants for resale to novelty, gift and industrial markets. Anagram's product line includes over 1,700 different types of metallic balloons and other related gift, party and toy products.

For further information, contact:

         James M. Harrison or Michael A. Correale
         Amscan
         80 Grassland Road
         Elmsford, New York  10523
         (914) 784-4014

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This press release includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amscan expects or anticipates will or may occur in the future, including consummation of the acquisition of Anagram and the integration of the business of Anagram with that of Amscan, and the expected operating results of Anagram and any expected synergies are forward-looking statements. These statements are based on certain assumptions and analyses made by Amscan in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those discussed.